Code Of Ethics

Adopted By

Oak Associates, LTD.

Revised: June 2019

1.	Purposes

This Code of Ethics (“Code”) has been adopted by Oak Associates, ltd. (“Oak” or “the Firm”), an Ohio limited liability company, in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “IC Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). This Code establishes rules of conduct for all employees of Oak and is designed to, among other things; govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Oak and its employees owe a fiduciary duty to Oak Clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

a)	serving their own personal interests ahead of clients,

b)	taking inappropriate advantage of their position with the firm, and

c)	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by Oak continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Every employee must comply with the Federal Securities Laws at all times. The excellent name and reputation of the Firm continues to be a direct reflection of the conduct of each employee.

In meeting its fiduciary responsibilities to its clients, Oak expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Oak. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Oak. Oak’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to the clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The following summarizes some of the very important responsibilities and duties Oak and its employees have as a fiduciary to the Oak Clients:

a)	The duty at all times to place the interests of Oak advisory clients, including Oak Associates Funds (“Oak Funds”) and Oak Funds shareholders first and foremost.

Oak personnel should scrupulously avoid serving their own personal interests ahead of the interests of advisory clients, Oak Funds and Oak Funds shareholders in any decision relating to their personal investments.

b)	The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Oak personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

c)	The fundamental standard that Oak investment advisory personnel should not take inappropriate advantage of their positions.

Oak personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of clients, Oak Funds and Oak Funds shareholders, including, but not limited to, the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with Oak or Oak Funds.

Rule 17j-1 under the IC Act and Section 206 of the Advisers Act generally proscribe fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment advisers to investment companies and advisory clients.

The purpose of the Code is to establish procedures consistent with the IC Act and the Advisers Act to give effect to the general prohibitions of fraudulent or manipulative practices. In particular and as set forth in Rule 17j-1 of the IC Act:

It is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company:

a)	To employ any device, scheme or artifice to defraud such registered Investment Company;

b)	To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

d)	To engage in any manipulative practice with respect to such registered Investment Company.

Section 206 of the Advisers Act has similar anti-fraud prohibitions governing Oak’s activities with respect to all Oak Clients and prospective clients.

2.	Definitions

a)	“Access Person” means:

●	Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or

●	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, and

●	All Supervised Persons are deemed to be Access Persons.

b)	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or by marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

c)	“Adviser/Subadviser” means Oak in its capacity as the adviser or subadviser of a Fund, or other advisory client or both, as the context may require.

d)	“Beneficial Owner” will be interpreted in a manner consistent with Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, and generally means any person who directly or indirectly has or shares a direct or indirect pecuniary interest in the equity security.

e)	“Code” means this Code of Ethics.

f)	“Chief Compliance Officer” means the person designated by Oak as having responsibility for compliance with the requirements of the Code. Oak’s current Chief Compliance Officer is Margaret Ballinger.

g)	“Control” will have the same meaning as that set forth in Section 2a(9) of the IC Act, and generally means the power to exercise a controlling influence over the management or policies of a company, among other things.

h)	“Disinterested Director/Trustee” means a Director/Trustee of a Fund who is not an “interested person” of such Fund within the meaning of Section 2(a)(19) of the IC Act.

i)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

j)	“Fund” means each investment company registered under the IC Act, or series thereof as the context may require, as to which Oak is an Adviser or Subadvisor.

k)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934.

l)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

m)	“Oak” means Oak Associates, ltd.

n)	“Oak Clients” means any advisory or subadvisory client of Oak, including the Oak Funds.

o)	“Portfolio Manager” means any Supervised Person who has the direct responsibility and authority to make investment decisions for an Oak Client. Robert Stimpson, Jeff Travis, and Jim Oelschlager have authorization and direct responsibility to make investment decisions.

p)	“Purchase or sale of a Reportable Security” includes, inter alia, the writing of an option to purchase or sell a reportable security.

q)	“Reportable Fund” means:

●	any fund for which Oak serves as an investment adviser (or sub-adviser) as defined in Section 2(a)(20) of the IC Act; or

●	any fund whose investment adviser or principal underwriter controls Oak, is controlled by Oak, or is under common control with Oak. Control has the same meaning as it does in Section 2(a)(9) of the IC Act.

r)	A “Reportable Security” includes any Security, except:

●	direct obligations of the U.S. Government;

●	bankers acceptances, bank CDs, commercial paper or high quality short term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end investment companies registered in the U.S., other than any fund for which Oak or an affiliate acts as an underwriter, adviser or sub- adviser;

●	shares issued by any unit investment trust that is invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Oak or an affiliate;

●	interests in 529 college savings plans;

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Oak’s Code;

Any shares of publicly traded REITs listed on a national securities exchange are Reportable Securities and are subject to the reporting requirements contained in Oak’s Code, and;

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

s)	“Security” The SEC defines the term “Security” broadly to include stocks, bonds, publicly-traded reits, certificates of deposit, options, interests in private placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

t)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Oak, or other person who provides investment advice on behalf of Oak and is subject to the supervision and control of Oak.

3.	Applicability

The restrictions on trading provided in this Code will only apply to a transaction in a Reportable Security in which the designated Supervised Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

4.	Oak Investment & Trading Restrictions

a)	Oak Positions. No Supervised Person may purchase or sell or receive preclearance approval for any securities transactions for any Account while Oak is in the process of buying or selling the same security for Oak clients or the Oak Funds.

b)	Initial Public Offerings. No Supervised Person may acquire any securities in an Initial Public Offering.

c)	Limited Offerings. No Supervised Person may acquire any securities in a Limited Offering without express prior approval from the Chief Compliance Officer.

●	Prior approval must be obtained in accordance with the preclearance procedure described in Section 7 below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for an Oak Client and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with Oak.

●	Supervised Persons who have been authorized to acquire securities in a private placement must disclose that investment to the chief investment officer (including his or her designee) of Oak and the Chief Compliance Officer when they play a part in any subsequent consideration of an investment by an Oak Client or Oak Fund in the issuer. In such circumstances, an Oak Client’s decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

d)	Blackout Periods.

(i)	If a security has been bought or sold in the Oak Funds, Supervised Persons are subject to a 15 day blackout period for trading in that same security. Supervised persons are prohibited from executing a securities transaction in the same security for the seven days before the security was bought or sold in the Oak Funds through the period ending seven days after the security was bought or sold in the Oak Funds.

(ii)	If trades are effected during the period proscribed in (i) above, except as provided in (iii) below, any profits realized on such trades will be required to be immediately disgorged to Oak who will donate any such funds to a charity selected by Oak.

(iii)	A transaction by a Supervised Person inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 7 below and without prior knowledge of trading by any Oak Client in the same or an equivalent Reportable Security.

e)	Short-Term Trading Profits. Supervised Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Reportable Security within any 30 calendar day period. If trades are effected during the proscribed period, any profits realized on such trades will be required to be immediately disgorged to Oak who will donate any such funds to a charity selected by Oak.

f)	Investments in Oak Funds. Supervised Persons may invest in Oak Funds at any time. However, consistent with Oak’s policy and the Funds’ policy, Supervised Persons are prohibited from engaging in late trading and market timing with respect to any Oak Funds.

g)	Investments in Oak Funds in any Accounts must be held for a period of at least 30 days and are subject to the short-term profits prohibition in subsection (e) above.

While not subject to Oak’s pre-clearance requirements, investments in Oak Funds must be reported on the initial and annual holdings reports as well as the quarterly transactions reports of all Supervised Persons.

5.	Exempted Transactions

The preclearance procedures in Section 7 below do not apply to the following transactions in subsections (a) – (g) and do not need to be precleared:

a)	Purchases or sales of securities effected in any Account over which the Supervised Person has no direct or indirect influence or control or in any account of the Supervised Person which is managed on a discretionary basis by a person other than such Supervised Person and with respect to which such Supervised Person does not in fact influence or control such transactions. (Please see Section 6: Managed Accounts)

b)	Purchases or sales of securities which are non-volitional on the part of a Supervised Person.

c)	Purchases of securities which are part of an automatic dividend reinvestment plan.

d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

e)	Any fixed-income securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Supervised Person has no prior knowledge of transactions in such securities by any Oak Client.

f)	Any transactions in futures or index options on futures affected on a broad-based index if the Supervised Person has no prior knowledge of activity in such index options or futures by any Oak Client.

g)	Mutual funds or ETFs.

6.	Managed Accounts

For Supervised Persons’ investment accounts holding securities over which the Supervised Person has “no direct or indirect influence or control,” to be exempt from the reporting requirements of this Code of Ethics and the reporting requirements of Rule 204A-1, the Firm may require:

a)	Supervised Persons to provide information to the Chief Compliance Officer regarding their relationship with the trustee or third party discretionary investment manager (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm);

b)	the Chief Compliance Officer to request a certification, on an annual basis, from the trustee or third party investment manager regarding the Supervised Person’s influence or control over the trust or account;

c)	each Supervised Person to provide an annual certification to the Chief Compliance Officer regarding their influence or control over the trust or account;

d)	the Chief Compliance Officer to provide Supervised Persons with the exact wording of the reporting exception and a clear definition of “no direct or indirect influence or control” that Oak consistently applies to all Supervised Persons; and

e)	the Chief Compliance Officer to periodically obtain reports on the holdings and transactions in these accounts to identify any transactions in the trust or discretionary account that would have been prohibited by the Firm’s Code of Ethics, absent reliance on the reporting exception.

7.	Preclearance

Supervised Persons must preclear all personal securities investments except for those identified in Sections 5 and 6 above.

All requests for preclearance must be submitted to the Chief Compliance Officer (CCO), or the CCO’s designee, for approval. All approved orders must be executed by the close of business on the day preclearance is granted; provided, however, that approved orders for securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

All requests for preclearance by the Chief Compliance Officer for the Chief Compliance Officer’s personal securities investments must be submitted to the President, or the President’s designee, for approval.

8.	Quarterly Transaction Reporting

a)	Each Supervised Person shall report to the Chief Compliance Officer the information described in Section 8(b) below with respect to transactions in any Reportable Security in which the Supervised Person has, or by reason such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security, except transactions effected pursuant to an automatic investment plan, exempted transactions (Section 5) and transactions that take place in approved managed accounts (Section 6).

b)	Every report required by Section 8(a) shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

●	The date of the transaction, the title, and as applicable, the exchange ticker symbol, or CUSIP number, the interest rate and maturity date, the number of shares, and the principal amount of each Reportable Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date that the report is submitted by the Supervised Person.

c)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

9.	Records of Securities Transactions and Post-Trade Review

Supervised Persons are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations and statements of all personal securities transactions and copies of periodic statements for all securities Accounts in which such Supervised Persons have a Beneficial Ownership interest to the Chief Compliance Officer.

Supervised Persons are also required to disclose any new personal trading accounts to the Chief Compliance Officer on a quarterly basis.

The Chief Compliance Officer will review all transaction and holdings reports, or information provided in lieu of reports, on a quarterly basis. The President, or the President’s designee, will review the reports of the Chief Compliance Officer.

10.	Disclosure of Personal Holdings

a)	Initial Holdings Reports. No later than ten days after a person becomes a Supervised Person, the following information must be reported to the Chief Compliance Officer:

●	the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which a Supervised Person has any direct or indirect Beneficial Ownership;

●	the name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and

●	the date that the report is submitted by the Supervised Person.

The initial holdings report must be current as of a date not more than 45 days prior to the date of becoming a Supervised Person.

b)	Annual Holdings Reports. Reports regarding accounts and holdings must be submitted by all Supervised Persons to the Chief Compliance Officer on or before February 14th of each year. Annual reports must be current as of December 31st and must include the following information:

●	the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership;

●	the name of any broker, dealer or bank with whom the Supervised Person maintains an Account in which any securities were held for the direct or indirect benefit of the Supervised Person; and

●	the date that the report is submitted by the Supervised Person.

11.	Confidentiality of Client Information

In the course of investment advisory activities of Oak, the firm obtains and has access to personal and non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Oak to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Oak’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

12.	Gifts & Entertainment

Supervised Persons are prohibited from receiving or giving any gift or other thing of more than

$250 in value from or to any person or entity that seeks or does business with or on behalf of Oak or an Oak Client. This includes an annual cap of $500 to or from any one counterparty. All gifts received or given must be reported to the Chief Compliance Officer. In addition, certain Department of Labor regulations restrict and require the reporting of gifts to or entertainment of certain union officials of more than $250.

Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as the Supervised Person’s share is under $100 in cost and you are accompanied by the person or a representative of the entity seeking or doing business with Oak. This includes an annual cap of $500 to or from any one counterparty. All entertainment given or received must be reported to the Chief Compliance Officer.

13.	Donations

Donations by Oak or Employees to charities with the intention of influencing such charities to become Clients are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

14.	Service as a Director or Officer

Supervised Persons are prohibited from serving as an officer or director on the board of directors of a publicly traded or private company, without prior written authorization from the Chief Compliance Officer based upon a determination that any officer position or board service would be consistent with the interests of Oak, Oak Clients, Oak Funds and its shareholders. In the limited instances that any officer position or board service is authorized, Supervised Persons serving in such capacities will be isolated from Supervised Persons making investment decisions affecting transactions in securities issued by any private or publicly traded company for which such Supervised Person serves as an officer or director through the use of a “Chinese Wall” or other procedures designed to address actual or potential conflicts of interest. The subject security will be placed on a restricted list.

15.	Certification of Compliance with the Code

Oak will provide all Supervised Persons with a copy of the Code of Ethics, and any amendments, and Supervised Persons will be required to certify initially upon becoming a Supervised Person, annually, and upon any amendments to the Code of Ethics as follows:

a)	that they have read and understand the Code;

b)	that they recognize that they are subject to the Code;

c)	that they have complied with the requirements of the Code; and

d)	that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of the Code.

16.	Code Violations

All Supervised Persons have a responsibility to promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any reporting of potential or actual violations of the Code or improper activity may be made on a confidential basis and without interference or consequence to the person reporting any violation.

Our policy seeks to provide an avenue for employees to raise concerns, report improper or illegal activity in good faith and reassurance that they will be protected from reprisals for reporting issues or violations, known as whistleblowing.

This policy is intended to cover protections for you if you raise concerns regarding matters, such as:

a)	unlawful activity;

b)	activities that are not consistent with Oak’s compliance policies; including the Code; or

c)	activities, which otherwise amount to serious improper conduct.

Harassment or retaliation for reporting concerns or violations under this Code will not be tolerated and efforts will be made to treat any complainant’s identity with appropriate regard for confidentiality.

Any violations of the Code or our policies are to be reported to the Chief Compliance Officer who will review them and report a summary of any violations to the President. Senior Management will determine if any sanctions may be appropriate and imposed. All violations of the Code will be reported to the President and the Board of Directors/Trustees of the Oak Funds on a quarterly basis.

17.	Whistleblower Provision

Nothing in this Code of Ethics and other Oak policies and procedures prohibits you from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, the Inspector General, any agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. You do not need the prior authorization of the Firm to make any such reports or disclosures, and you are not required to notify Oak that you have made such reports or disclosures.

There shall be no discrimination or retaliation against any employee for bringing a complaint under these procedures or against any person for participation in the investigation. Confidential, anonymous complaints can be submitted to the Chief Compliance Officer. Where a direct complaint is made, the CCO, will treat the matter as confidential to the fullest extent possible consistent with the need to investigate. In the event a complaint involves or implicates the CCO, the Chief Investment Officer shall conduct the investigation. Anyone involved in an investigation under these procedures will be informed of their obligation to maintain confidentiality.

18.	Sanctions

Possible sanctions for Code violations may include reprimands, cancellation of personal transactions, disgorgement of profits, a monetary assessment, suspension of personal trading privileges or suspension or termination of employment with the firm. For personal trading violations in an employee’s qualified plan account(s), e.g., an employee’s self directed Oak profit sharing plan account, any improper profits would have to be paid personally by the employee.

19.	Review by the Board of Trustees

The Board of Trustees of the Oak Funds will be provided with a written annual report which at a minimum:

a)	describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b)	certifies that Oak has adopted procedures reasonably necessary to prevent its Supervised Persons from violating the Code.

20.	Recordkeeping

Oak shall maintain the following records in the manner and to the extent set forth below and will make such records available to the Securities and Exchange Commission or any representative thereof, at any time and from time to time for reasonable, periodic special or other examination:

a)	a copy of this Code as currently in effect, or in effect at any time within the past five years must be maintained in an easily accessible place;

b)	a record of any violation of the Code and of any action taken as a result of the violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c)	a record of each report made by a Supervised Person, including any information provided in lieu of reports under this Code or any predecessor Code must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

d)	a record of all Supervised Persons currently or within the past five years who are or were required to make reports under this Code or any predecessor Code, or who are or were responsible for reviewing such reports must be maintained in an easily accessible place;

e)	a copy of each Annual Report submitted to the Board of Directors/Trustees must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

f)	a record of any decision and the reasons supporting the decision to approve the acquisition by Supervised Persons of securities acquired in any Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted;

g)	a record of any decision and the reasons supporting the decision to approve a person serving as an officer or director for any public or private company for at least five years after the end of the fiscal year in which the approval is granted; and

h)	a record of all (initial, annual and as a result of any amendments to the Code), Code Certifications of Supervised Persons for the length of their employment at Oak and five years thereafter.

All records required to be kept under this Code shall be maintained by the Chief Compliance Officer. Records required to be kept in an easily accessible place shall be kept in Oak’s principal office.

* * * * * * * * * * * * * * * * * * * * * *

Oak Associates, ltd.

Code of Ethics Certification

As a Supervised Person of Oak Associates, ltd., I certify that I:

have received, read and reviewed the Code of Ethics;

understand the policies and procedures in the Code;

recognize that I am subject to such policies and procedures;

understand the penalties for non-compliance;

will abide by the Code of Ethics and any amendments to the Code;

have complied with any applicable reporting requirements; and

have fully and accurately completed this Certification.

Signature:

Name: (print)

Date: